Exhibit 99.4
CATAMARAN CORPORATION
UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS
The unaudited pro forma combined statements of operations for the year ended December 31, 2013 give effect to the acquisition (the "Restat Acquisition") of Restat, LLC ("Restat") by a wholly owned subsidiary of Catamaran Corporation ("Catamaran") and related financing transactions, as if they had occurred on January 1, 2013 (“pro forma financial statements”).
The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition discussed above, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The adjustments to the pro forma financial statements have been made solely for the purpose of developing the pro forma financial statements necessary to comply with the applicable disclosure and reporting requirements of the Securities and Exchange Commission ("SEC"). The pro forma financial statements are not intended to represent what Catamaran's actual consolidated results of operations would have been had the acquisition occurred on the date assumed, nor are they necessarily indicative of Catamaran's future consolidated results of operations. The actual results reported in periods following the closing of the acquisition noted may differ significantly from the pro forma financial statements for a number of reasons including, but not limited to: differences in the ordinary conduct of the business following the acquisition; differences between the assumptions used to prepare these pro forma financial statements and actual amounts; cost savings from operating efficiencies; changes to pharmacy network and rebate contracting; potential synergies; and the impact of the incremental costs incurred in integrating Restat.
The pro forma adjustments and related assumptions are described in the accompanying notes. The pro forma adjustments are based on assumptions relating to the consideration paid and the recording thereof to the Restat assets acquired and liabilities assumed, based on preliminary estimates of fair value. Catamaran believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of acquired assets and liabilities assumed are still in process for the Restat Acquisition at the time these pro forma financial statements were prepared and information may become available within the measurement period which indicates a potential change to these valuations utilized to record the assets acquired and liabilities assumed, the initial amounts recorded may be subject to adjustment. Furthermore, the pro forma financial statements do not reflect any cost savings from operating efficiencies, synergies or other costs that could result from the acquisition. The pro forma financial statements are based on the historical financial statements of Catamaran and Restat, as adjusted for the pro forma effect of the acquisition. The pro forma financial statements should be read in conjunction with the historical financial statements and the accompanying notes of Catamaran included as Exhibit 99.1 filed herein, the historical financial statements and the accompanying notes of Restat included in its historical financial statements for the nine months ended September 30, 2013 included as Exhibit 99.3 filed herewith, and the historical audited financial statements and the accompanying notes of Restat included in its historical financial statements for the year ended December 31, 2012 included as Exhibit 99.2 filed herewith.

Catamaran Corporation
Unaudited Pro Forma Combined Statement of Operations
For the year ended December 31, 2013
(in thousands, except per share data)

	Catamaran	Restat	Pro Forma Adjustments		Total Pro Forma Combined
	(actual)	(actual)

Revenue	$14,780,094	$70,578	$493,356	(a)	$15,344,028
Cost of revenue	13,654,449	—	501,864	(a)	14,156,313
Gross profit	1,125,645	70,578	(8,508)		1,187,715
Expenses:
Selling, general and administrative	440,759	26,385	(8,508)	(b)	458,636
Depreciation of property and equipment	37,926	512	—		38,438
Amortization of intangible assets	203,192	—	26,041	(c)	229,233
	681,877	26,897	17,533		726,307
Operating income	443,768	43,681	(26,041)		461,408
Interest and other expense, net	41,626	79	5,250	(d)	46,955
Income before income taxes	402,142	43,602	(31,291)		414,453
Income tax expense:	103,403	4	6,340	(e)	109,747
Net income	298,739	43,598	(37,631)		304,706
Less: Net income (loss) attributable to non-controlling interest	36,569	—	—		36,569
Net income attributable to the company	$262,170	$43,598	$(37,631)		$268,137
Earnings per share:
Basic	$1.27	N/A	$—		$1.30
Diluted	$1.27	N/A	$—		$1.30
Weighted average number of shares outstanding:
Basic	206,014	N/A	—		206,014
Diluted	206,720	N/A	—		206,720

The accompanying notes are an integral part of these unaudited pro forma financial statements.

1.	Description of Transaction
On July 31, 2013, Catamaran Corporation (“Catamaran" or the "Company"), through its direct wholly owned subsidiary Catamaran, LLC, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with The F. Dohmen Co., a Wisconsin corporation (“Dohmen”). Pursuant to the Purchase Agreement, the Company acquired all of the outstanding limited liability company interests of Restat, LLC (“Restat”), a Wisconsin limited liability company, in exchange for $409.5 million in cash, subject to certain customary post-closing adjustments, in each case upon the terms and subject to the conditions contained in the Purchase Agreement. The acquisition of Restat was completed on October 1, 2013. The purchase price was funded from Catamaran’s existing cash balance and $350 million in borrowings under its credit agreement with a syndicate of lenders led by JPMorgan Chase Bank, N.A. (the “Credit Agreement”).

2.	Basis of Presentation

The unaudited pro forma financial statements have been prepared using the acquisition method of accounting, with Catamaran being the accounting acquirer, and are based on the historical financial statements of Catamaran and Restat. Certain reclassifications have been made to the historical financial statements of Restat to conform to the financial statement presentation adopted by Catamaran.

The unaudited pro forma combined statement of operations for the year ended December 31, 2013 combines the consolidated statements of operations of Catamaran and Restat for the period then ended to give effect to the Restat Acquisition and related financing as if they had occurred on January 1, 2013. The actual results of Catamaran utilized in preparation of the pro forma combined statement of operations for the year ended December 31, 2013 are for the year ended December 31, 2013. The actual results of Restat utilized in preparation of the pro forma combined statement of operations for the year ended December 31, 2013 are for the nine months ended September 30, 2013.

The pro forma financial statements do not reflect any cost savings from potential operating efficiencies, any other potential synergies or any incremental costs which may be incurred in connection with integrating Restat.
The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what Catamaran's actual consolidated results of operations would have been had the Restat acquisition occurred on an earlier date nor are they necessarily indicative of Catamaran's future consolidated results of operations.

3.	Pro Forma Adjustments

Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2013

(a) Revenue and cost of revenue

Revenue and cost of revenue were adjusted to record Restat's PBM revenue, cost of revenue, and related rebate transactions, on a gross basis consistent with the Company's accounting policies. The Company evaluates customer contracts to determine whether the Company acts as a principal or as an agent in the fulfillment of prescriptions through its participating pharmacy network. The Company acts as a principal in certain of its transactions with customers and, in these cases, revenues are recognized at the prescription price (ingredient cost plus dispensing fee) negotiated with customers, plus the Company’s administrative fees (“gross reporting”). Gross reporting is appropriate when the Company (i) has separate contractual relationships with customers and with pharmacies, (ii) is responsible to validate and manage a claim through its claims adjudication process, (iii) commits to set prescription prices for the pharmacy, including instructing the pharmacy as to how that price is to be settled (co-payment requirements), (iv) manages the overall prescription drug plan relationship with the patients, who are members of customers’ plans, and (v) has credit risk for the amount due from the customer. Restat historically recorded its PBM revenue and cost of revenue on a net basis since it deemed that it did not take on credit risk for the amount due from the customer. The pro forma financial statements assume the Company would hold the credit risk for the Restat PBM transactions in line with the Company's PBM revenue transactions, and accordingly the Company reflected the Restat PBM revenue transactions gross in line with the Company's accounting policies. Revenue and cost of revenue were each increased by $501.9 million for the nine months ended September 30, 2013 as a result of this adjustment.

Revenue was reduced by $8.5 million for the nine months ended September 30, 2013 to reclassify rebate amounts earned by customers that were historically recorded by Restat as an expense in selling, general and administrative ("SG&A") expense and reflect rebate activity in accordance with the Company's accounting policies.

(b) Selling, general and administrative

The adjustment to reduce SG&A expense by $8.5 million was recorded to reclassify rebate amounts earned by customers from SG&A expense and record the amount as a reduction to revenue to reflect rebate activity in accordance with the Company's accounting policies. Refer to footnote (a) for further information.

(c) Amortization

The adjustment to amortization expense reflects the addition of nine months of amortization expense totaling $26.0 million for intangible assets acquired in the Restat Acquisition. Such intangible assets included $24.8 million of customer relationships which are being amortized over a period of 3 to 10 years on an accelerated basis.

(d) Interest

Interest expense was increased by $5.3 million to reflect nine months of interest expense related to Catamaran's debt incurred to finance the Restat Acquisition, utilizing the rate effective at the time of closing the Restat Acquisition of 2.0%.

(e) Income taxes

The adjustment reflects the income tax effect of the Company's pro forma combined effective income tax rate of 26% for the year ended December 31, 2013. The pro forma adjustments were tax effected based on applicable federal and state statutory rates.

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